PAX WORLD MONEY MARKET FUND, INC.


                             SECRETARY'S CERTIFICATE


         I, Christine Manna, DO HEREBY CERTIFY, that I am the Secretary of
Pax World Money Market Fund, Inc., a Maryland corporation (the "Corporation"), and that I am the keeper of the records and seal thereof; that the attached is a true and correct copy of the resolutions duly adopted by the Board of Directors at a meeting thereof held March 11, 2008, and that the resolutions remain in full force and effect.


         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the corporation this 11th day of March, 2008.





                                                        /s/Christine Manna
                                                        ------------------
                                                        Christine Manna
                                                        Fund Secretary





(Seal)


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                  Pax World Money Market Fund

Approval of Fidelity Bond and Allocation of Premium


RESOLVED, that it is the determination of the Directors that the joint fidelity bond covering officers and employees of the Corporation in accordance with the requirements of Rule 17g-1 of the 1940 Act in the amount of $5,000,000.00 is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Corporation to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Corporation's portfolio and all other relevant factors; and the Corporation's payment of a portion equal to $932.32 of the total one-year premium of $17,000.00 for said bond be and is authorized, approved and ratified , after having taken into consideration the number of other parties named as insured parties under said bond, the nature of the business activities of such other parties, the amount of said bond and the amount of the total one-year premium therefore, the ratable allocation of such total one-year premium among the insured parties under said bond, the extent to which the share of the total one-year premium allocated to the Corporation was less than the premium the Corporation would have to pay if it had provided and maintained a blanket bond which named the Corporation as the only insured party and all other relevant factors; and it was further


RESOLVED, that the prior actions of the officers of the Corporation to negotiate and secure the joint fidelity bond, on the Corporation's behalf, are ratified and that the actions of the that the proper officers of the Corporation be, and each hereby is, authorized to make any and all payments and do any and all such further acts, including making the appropriate fidelity bond filings with the Securities and Exchange Commission, in the name of the Corporation and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolution.